Exhibit 21.1

SUBSIDIARIES OF ACCELRYS, INC.

Accelrys GmbH	(Germany)
Accelrys Software Incorporated	(Delaware)
Accelrys Limited	(United Kingdom)
Accelrys SARL	(France)
Accelrys KK	(Japan)
Accelrys Software Solutions Pvt., Ltd.	(India)
Symyx Technologies, Inc.	(Delaware)
Oxford Molecular Limited	(United Kingdom)
SciTegic, Inc.	(Delaware)
Synopsys Scientific Systems Limited	(United Kingdom)
Synomics Limited	(United Kingdom)
Symyx Solutions, Inc.	(Delaware)
Symyx International	(Delaware)
Symyx Limited	(United Kingdom)
Symyx SARL	(France)
Symyx KK	(Japan)
Symyx GmbH	(Germany)
Symyx Europe SA	(Switzerland)
Symyx AG	(Sweden)
Contur Industry Holding AB	(Sweden)
Contur Software AB	(Sweden)
VelQuest Corporation	(Delaware)
VelQuest Limited	(United Kingdom)